The India Fund Stockholders Meetings April 21, 2005
Election of Directors

                                                              TOTAL VOTAL
                                                                  AND
                                      VOTES      NON-VOTING    NON-VOTING
NOMINEE                VOTES FOR     WITHHELD      SHARES        SHARES

Leslie H. Gelb        25,077,862      482,951    6,523,837     32,084,650
Stephane R. F. Henry  23,828,846    1,731,967    6,523,837     32,084,650
Luis F. Rubio         25,081,070      479,742    6,523,837     32,084,650


At June 30, 2005, in addition to Leslie H Gelb, Stephane R. F. Henry, and Luis F. Rucio, the other directors of the fund were as follows:


Lawrence K. Becker
Jean Marc Hardy
Bryan McKigney
Jeswald W. Salacuse